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                                                                    Exhibit 99.3

            ESCALADE SPECIAL MEETING OF STOCKHOLDERS ADJOURNED UNTIL SEPTEMBER 29, 1998; SALE OF ESCALADE SPORTS NOT CONCLUDED

         EVANSVILLE, INDIANA, September 16, 1998 (Nasdaq: ESCA) -- Escalade, Incorporated ("Escalade") today announced the actions taken at its Special Meeting of Stockholders convened on September 15. Rather than vote on the proposals to sell the Escalade Sports assets to JEN Sports, Inc., a wholly owned subsidiary of Sportcraft, Ltd. ("Sportcraft"), and to change Escalade's corporate name, the Escalade stockholders agreed to adjourn the Special Meeting until Tuesday, September 29, 1998 at 5:00 p.m. Central Time at Escalade's principal executive offices in Evansville, Indiana. Although proxies voting in favor of those two proposals had been received from more than the majority of outstanding shares needed to approve the proposals, Escalade's management informed stockholders that they did not believe the sale of the Escalade Sports assets would be consummated on the terms described in Escalade's proxy statement even if the stockholder vote was taken. Escalade's management further informed stockholders that Escalade would try to engage in additional discussions with Sportcraft to determine whether the sale could be completed on revised terms and conditions mutually acceptable to all parties. No meetings with Sportcraft have yet been definitively agreed upon.

         If Escalade and Sportcraft would reach agreement on revised terms and conditions upon which the sale of Escalade Sports could proceed, Escalade anticipates that the Special Meeting would be reconvened on September 29 and the stockholders would be asked to again adjourn the Special Meeting to a later date following Escalade's distribution of supplemental proxy materials describing any such revised terms. If Escalade and Sportcraft do not agree on revised terms and conditions, Escalade would either (1) cancel the September 29, 1998 reconvened Special Meeting, or (2) ask Escalade's stockholders to approve the sale of Escalade Sports on the existing terms and conditions notwithstanding Escalade's current belief that the sale of Escalade Sports to Sportcraft will not be consummated on those terms.

         As evident by the foregoing, the sale of the Escalade Sports assets did not occur on September 15, the scheduled closing date set forth in the asset purchase agreement. The asset purchase agreement has not yet been terminated by any party. Escalade has no current intention to terminate the asset purchase agreement even if permitted by the agreement to do so. Sportcraft has previously informed Escalade that it does intend to terminate the asset purchase agreement when permitted by the agreement to do so, but no such termination notice has yet been received by Escalade.

         Escalade, Incorporated, based in Evansville, Indiana, produces and sells sporting goods products through Escalade Sports. Escalade also produces and sells office and graphic arts products through Martin Yale Industries, Inc. Escalade and its predecessors have produced sporting goods for over 70 years and have produced office machines for over 40 years.

Contact: Robert E. Griffin or John R. Wilson